Exhibit 99.1

Investigational Adagrasib Delivers Positive Results in Registration-Enabling Study of Patients with KRASG12C-Mutated Advanced Non-Small Cell Lung Cancer

SAN DIEGO, May 26, 2022/PRNewswire/ – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced positive results from the registration-enabling Phase 2 cohort of the KRYSTAL-1 study evaluating adagrasib 600 mg BID in patients with non-small cell lung cancer (NSCLC) harboring the KRASG12C mutation who have received at least one prior systemic therapy. Findings will be presented on June 3 at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting, as an oral presentation during the “Lung Cancer – Non-Small Cell Metastatic” session from 2:24 to 2:36 PM ET/ 1:24 to 1:36 PM CT (Abstract #9002).

Summary of Clinical Results from Phase 2 Registration-Enabling Study

•As of October 15, 2021, 116 patients were enrolled and treated in the study. Of the patients enrolled, 98% had prior treatment with a PD-1/L1 inhibitor following or in combination with chemotherapy. Median follow up was 12.9 months.

•Of the patients evaluable for response (n=112), initial results showed that the objective response rate (ORR) by Blinded Independent Central Review (BICR) was 43%, the disease control rate (DCR) was 80%, the median duration of response (DOR) was 8.5 months (95% confidence interval [CI]: 6.2 – 13.8), and the median progression-free survival (PFS) was 6.5 months (95% CI: 4.7 – 8.4).

•With a January 15, 2022 data cutoff, the median overall survival (OS) was 12.6 months (95% CI: 9.2 – 19.2).

•The safety profile of adagrasib in this study was consistent with prior reports and no new safety signals were observed. The most frequent treatment related adverse events (TRAEs) included gastrointestinal events and fatigue. The majority of TRAEs were Grade 1–2 (53%) with Grade 3–4 TRAEs observed in 43% of patients. Two Grade 5 TRAEs were observed. TRAEs led to discontinuation of therapy in only 7% of patients.

“The positive and encouraging data from this trial further support the scientific rationale for targeting the KRASG12C mutation with adagrasib, which fully and continually inhibits mutant KRASG12C throughout the entire dosing period,” says Alexander I. Spira, M.D., Ph.D., FACP, Co-Director, Virginia Cancer Specialists Research Institute. “This important dataset demonstrates positive clinical activity with adagrasib across molecular and clinical subgroups, including patients with treated and stable CNS metastases.”

The Company also presented results from an exploratory, retrospective subgroup analysis from the Phase 2 NSCLC cohort of the KRYSTAL-1 study evaluating adagrasib in patients with KRASG12C-mutated NSCLC and stable, previously treated central nervous system (CNS) metastases (n=33). These results showed CNS-specific activity, including a 33% intracranial (IC) ORR by response assessment in neuro-oncology-brain metastases (modified RANO-BM). The IC DCR was 85% (95% CI: 68 – 95).

“The exploratory, retrospective subgroup analysis of adagrasib in patients with stable and previously treated CNS metastases showed intracranial tumor regression,” added Dr. Spira. “These data are encouraging and contribute to the rapidly advancing science seeking to better understand how KRASG12C inhibitors like adagrasib can help improve patient outcomes.”

Updated Findings from Pooled Analysis of KRYSTAL-1 NSCLC Cohorts

In addition to these results, the Company reported updated findings from a pooled analysis in a total of 132 patients from the KRYSTAL-1 study, including the registrational Phase 2 and Phase 1/1b NSCLC cohorts evaluating adagrasib at a dose of 600mg BID.

As of October 15, 2021, results from this pooled analysis showed an ORR of 44% and a disease control rate of 81% based on central independent review. The median DOR was 12.5 months and the median PFS was 6.9 months. With a January 15, 2022 data cutoff, (median duration of follow-up of 15.9 months) the median OS was 14.1 months. The safety and tolerability profile was consistent with the above reported findings for adagrasib in patients with advanced NSCLC. The Company plans to present full results from this pooled analysis at a future medical congress.

“The data from the registrational lung cancer cohort of KRYSTAL-1, including the clinical activity shown in patients with stable, previously treated CNS metastases, further support adagrasib’s unique profile,” says Charles M. Baum, M.D., Ph.D., president, founder and head of research and development, Mirati Therapeutics, Inc. “Mirati is at the forefront of KRAS research, and we are pleased with the meaningfully positive clinical outcomes patients are experiencing with adagrasib, both in previously treated lung cancer and in other tumor settings.”

On June 6, 2022, during an oral presentation at the 2022 ASCO Annual Meeting, the Company will present new, late-breaking results from the Phase 1b cohort of the KRYSTAL-1 study evaluating adagrasib in active, untreated CNS metastases (Abstract #LBA9009).

The adagrasib New Drug Application is currently being reviewed by the U.S. Food and Drug Administration (FDA) for Accelerated Approval (Subpart H) as a treatment for patients with NSCLC harboring the KRASG12C mutation who have received at least one prior systemic therapy. Adagrasib has also received Breakthrough Therapy Designation status from the FDA for the same indication. The Company has an ongoing confirmatory

Phase 3 trial, KRYSTAL-12, evaluating adagrasib versus docetaxel who have been previously treated for metastatic NSCLC with a KRASG12C mutation.

Virtual Investor Event

Mirati Therapeutics will host an Investor Event on Monday, June 6, 2022, at 8:00 PM ET/7:00 PM CT.

Company executives will provide an overview of the adagrasib clinical data presented at the 2022 ASCO Annual Meeting and the Company’s broader lung cancer strategy, including in earlier lines of therapy.

Investors and the general public are invited to register and listen to a live webcast of the event through the “Investors and Media” section on Mirati.com. A replay of the event will be available shortly after the conclusion of the event.

Central Nervous System (CNS) Metastases in KRAS-Mutated Lung Cancer

The brain, along with the bone, adrenals, and liver are common sites of extra-thoracic metastases in NSCLC.1−3 CNS metastases occur in 27−42% of patients with KRASG12C-mutated NSCLC at diagnosis.1,4−6 Additionally, patients with CNS metastases and KRAS-mutated NSCLC may have poor outcomes, with median overall survival (OS) of approximately five months.7-9

About Adagrasib (MRTX849)

Adagrasib is an investigational, highly selective, and potent oral small-molecule inhibitor of KRASG12C that is optimized to sustain target inhibition, an attribute that could be important to treat KRASG12C-mutated cancers, as the KRASG12C protein regenerates every 24–48 hours. Adagrasib is being evaluated as monotherapy and in combination with other anti-cancer therapies in patients with advanced KRASG12C-mutated solid tumors, including NSCLC, colorectal cancer and pancreatic cancer. For more information visit Mirati.com/science.

Mirati has an Expanded Access Program (EAP) for investigational adagrasib for the treatment of eligible patients with KRASG12C-mutated cancers, regardless of tumor type, including patients with treated or untreated CNS metastases, in the U.S. Learn more about the EAP at Mirati.com/expanded-access-policy.

About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet medical need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer. For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (selective KRASG12C inhibitor), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA cooperative PRMT5 inhibitor), MRTX1133 (selective KRAS G12D inhibitor), and MRTX0902 (SOS1 inhibitor), is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements.
These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov). These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

References
1. Lohinai Z, Klickovits T, Moldvay J, et al. KRAS-mutation incidence and prognostic value are metastatic site-specific in lung adenocarcinoma: poor prognosis in patients with KRAS mutation and bone metastasis. Sci Rep. 2017;7:39721.
2. Milovanovic IS, Stjepanovic M, Mitrovic D. Distribution patterns of the metastases of the lung carcinoma in relation to histological type of the primary tumor: an autopsy study. Ann Thorac Med. 2017;12(3):191-198.
3. Wang X, Wang Z, Pan J, et al. Patterns of extrathoracic metastases in different histological types of cancer. Front Oncol. 2020;10:715.
4. Cui W, Franchini F, Alexander M, et al. Real world outcomes in KRAS G12C mutation positive non-small cell lung cancer. Lung Cancer. 2020;146:310-317.
5. Offin M, Feldman D, Ni A, et al. Frequency and outcomes of brain metastases in patients with HER2-mutant lung cancers. Cancer. 2019;125(24):4380-4387.
6. Tomasini P, Serdjebi C, Khobta N, et al. EGFR and KRAS mutations predict the incidence and outcome of brain metastases in non-small cell lung cancer. Int J Mol Sci. 2016;17(12):2132.
7. Cagney DN, Martin AM, Catalano PJ. Incidence and prognosis of patients with brain metastases at diagnosis of systemic malignancy: a population-based study. Neuro Oncol. 2017;19(11):1511-1521.

8. Chi A, Komaki R. Treatment of brain metastasis from lung cancer. Cancers (Basel). 2010;2(4):2100-2137.
9. Mak KS, Gainor JF, Niemierko A, et al. Significance of targeted therapy and genetic alterations in EGFR, ALK, or KRAS on survival in patients with non-small cell lung cancer treated with radiotherapy for brain metastases. Neuro Oncol. 2015;17(2):296-302.

Mirati Contacts

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